EXHIBIT 99.1

Adial Pharmaceuticals Announces a Warrant Inducement
Transaction for $2.75 Million in Gross Proceeds

GLEN ALLEN, Va., May 02, 2025 — Adial Pharmaceuticals, Inc. (NASDAQ: ADIL) (“Adial” or the “Company”), a clinical-stage biopharmaceutical company focused on developing therapies for the treatment and prevention of addiction and related disorders, today announced its entry into a warrant inducement agreement with an existing healthcare-focused institutional investor of the Company for the immediate exercise of existing Series B Warrants (the “Series B Warrants”) to purchase up to 1,418,440 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and Series C Warrants (the “Series C Warrants”, and together with the Series B Warrants the “Existing Warrants”) to purchase up to 2,300,000 shares of Common Stock at a reduced exercise price of $0.74 for gross cash proceeds of approximately $2.75 million, before deducting financial advisor fees and other transaction expenses. The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes.

A.G.P./Alliance Global Partners is acting as the financial advisor in this warrant inducement transaction.

In consideration for the immediate exercise in full of the Existing Warrants, the investor will receive, in a private placement, new unregistered (i) Series B-1 warrants to purchase up to 2,482,270 shares of Common Stock (the “Series B-1 Warrants”), and (ii) Series C-1 Warrants to purchase up to 4,025,000 shares of Common Stock (the “Series C-1 Warrants”, and together with the Series B-1 Warrants the “New Warrants”). The New Warrants will have an exercise price of $0.74 and will be exercisable upon stockholder approval. The Series B-1 Warrants will expire five years from the date of such approval and the Series C-1 Warrants will expire eighteen months from the date of such approval. The closing of the warrant inducement transaction is expected to occur on or about May 5, 2025, subject to satisfaction of customary closing conditions.

The private placement of the New Warrants and the shares of Common Stock underlying the New Warrants offered to the institutional investor will be made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder. Accordingly, the securities issued in the Concurrent Private Placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in this Offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Adial Pharmaceuticals, Inc.

Adial Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development of treatments for addictions and related disorders. The Company’s lead investigational new drug product, AD04, is a genetically targeted, serotonin-3 receptor antagonist, therapeutic agent for the treatment of Alcohol Use Disorder (AUD) in heavy drinking patients and was recently investigated in the Company’s ONWARD™ pivotal Phase 3 clinical trial for the potential treatment of AUD in subjects with certain target genotypes (estimated to be approximately one-third of the AUD population) identified using the Company’s companion diagnostic genetic test. ONWARD showed promising results in reducing drinking in heavy drinking patients, and no overt safety or tolerability concerns. AD04 is also believed to have the potential to treat other addictive disorders such as Opioid Use Disorder, gambling, and obesity. Additional information is available at www.adial.com.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements are based upon various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include without limitation, statements regarding the closing of the private placement, the satisfaction of the closing conditions of the private placement, and the use of net proceeds from the private placement as well as the potential of AD04 to treat other addictive disorders such as opioid use disorder, gambling, and obesity. Any forward-looking statements included herein reflect our current views, and they involve certain risks and uncertainties, including, among others, market and other conditions, our ability to pursue our regulatory strategy, our ability to maintain our Nasdaq listing, our ability to advance ongoing partnering discussions, our ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, our ability to develop strategic partnership opportunities and maintain collaborations, our ability to obtain or maintain the capital or grants necessary to fund our research and development activities, our ability to retain our key employees or maintain our Nasdaq listing, our ability to complete clinical trials on time and achieve desired results and benefits as expected, regulatory limitations relating to our ability to promote or commercialize our product candidates for specific indications, acceptance of our product candidates in the marketplace and the successful development, marketing or sale of our products, our ability to maintain our license agreements, the continued maintenance and growth of our patent estate and our ability to retain our key employees or maintain our Nasdaq listing. These risks should not be construed as exhaustive and should be read together with the other cautionary statement included in our Annual Report on Form 10-K for the year ended December 31, 2024, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Investor Contact

Crescendo Communications, LLC
David Waldman / Alexandra Schilt
Tel: 212-671-1020
Email: adil@crescendo-ir.com